Eagle Ford Oil & Gas 8-K

Exhibit 99.1

Eagle Ford Oil & Gas Corporation signs a $60 million Debt

Facility with Meridian SEZC

HOUSTON, TX -- (September 3, 2013) – Eagle Ford Oil & Gas Corp. (OTCMarkets: ECCE), a growing independent oil and gas exploration and production company is pleased to announce that Meridian SEZC (“Meridian”) and ECCE have entered into a definitive agreement through which Meridian will provide up to $60 million of debt with a first draw down scheduled to be $25 million for the purpose of the acquisition and further development of two producing properties located in Madison County and Hardin County, Texas.

This securitized commercial debt will be repayable on a straight line basis over 5 years. The arrangement does not require ECCE to issue any new equity.

The deal is subject to further due diligence and final documentation and is expected to be completed shortly.

Management Comments

Mr. Paul Williams, CEO of Eagle Ford Oil and Gas said, “This represents a very significant step forward for the Company and will provide the funds needed for the acquisition and further development of these two producing properties. With this acquisition it immediately adds a much needed revenue stream that will enhance shareholder value”.

About Meridian SEZC

Meridian SEZC is a privately owned finance company located in the Cayman Islands that focuses on resource based, commodity and derivative investments.

About Eagle Ford Oil & Gas Corporation

Eagle Ford Oil & Gas Corp. engages in exploration and development of oil and gas production properties. The Company specializes in acquiring, exploring and developing oil and gas producing assets in the Gulf Coast region of Texas and Louisiana. Eagle Ford Oil & Gas has a team comprised of senior professionals with distinguished records of achievement and success in the targeted focus area.

Forward-Looking Statements

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of ECCE officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future ECCE actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and ECCE has no specific intention to update these statements.

Investor Contact:

Paul Williams

281-383-9648